EXHIBIT 99.1

RALPH LAUREN REPORTS THIRD QUARTER FISCAL 2015 RESULTS AND RAISES QUARTERLY DIVIDEND

—	Third Quarter Net Revenues Increased 1% on a Reported Basis and 3% in Constant Currency
—	Operating Margin of 15.5% Reflects Disciplined Operational Management and Continued Investments in the Company’s Strategic Growth Initiatives
—	Earnings Per Diluted Share Was $2.41 in the Third Quarter
—	The Company Announces New Global Brand Management Structure
—	The Board of Directors Authorizes an 11% Increase in the Company’s Quarterly Cash Dividend

NEW YORK--(BUSINESS WIRE)—February 4, 2015-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $215 million, or $2.41 per diluted share, for the third quarter of Fiscal 2015, compared to net income of $237 million, or $2.57 per diluted share, for the third quarter of Fiscal 2014.

The Company also announced that its Board of Directors declared an 11% increase in the regular quarterly cash dividend on the Company's Common Stock. The new quarterly cash dividend is $0.50 per share. Over the next year, the new annual dividend amount will be $2.00 per share. The next quarterly dividend is payable on April 10, 2015 to shareholders of record at the close of business on March 27, 2015.

“Our year-to-date results reflect continued focus on our long-term strategic growth initiatives,” said Ralph Lauren, Chairman and Chief Executive Officer. “We opened several new stores around the world; we invested in advertising and marketing to support substantial product innovation, including the launch of Polo for women; and we made important upgrades to our infrastructure. Our long-range goals remain unchanged, and we have a clear roadmap to achieve them. As we work to realize these goals and maximize our investments in an increasingly complex global environment, we are making the right organizational changes to ensure a strong and healthy future for the Company. The Board’s decision to raise our quarterly dividend demonstrates its conviction in the Company’s growth objectives and an ongoing commitment to returning cash to our shareholders.”

“The resilience of the third quarter’s operating profitability is a testament to the strong, consistent operational discipline of our global teams,” said Jacki Nemerov, President and Chief Operating Officer. “Although our sales were below the expectations we had set, we navigated through the volatile global marketplace by controlling the controllable and delivered an operating margin at the high end of our outlook. Foreign exchange and global consumer spending remain unpredictable, and we are planning our business accordingly. While we are cautious with our outlook, we are bold with our actions to offset some of these ongoing external pressures. Over the next several months, we will implement a new, carefully considered, global brand management structure that we are confident will enable us to operate in a more customer-centric way and provide substantial operating efficiencies."

Third Quarter Fiscal 2015 Income Statement Review

Net Revenues. Net revenues for the third quarter of Fiscal 2015 rose 1% to $2.0 billion.  Excluding the net negative impact from foreign currency effects, net revenues increased approximately 3%, reflecting growth in all geographic regions.

—
Wholesale Sales. Wholesale segment sales of $837 million in the third quarter of Fiscal 2015 were in line with the prior year period. Growth in European wholesale shipments was offset by lower shipments in the Americas and unfavorable foreign currency translation. Excluding negative foreign currency effects, wholesale segment sales increased 2%.

—
Retail Sales. Retail sales increased 2% to $1.1 billion in the third quarter, led by double-digit growth in global e-commerce and the contribution from new store openings. Excluding the negative impact from foreign currency translation, retail sales rose 5% over the prior year period. Consolidated comparable store sales declined 2% on a reported basis during the third quarter and were in line with the prior year in constant currency.

—
Licensing. Licensing revenues of $47 million in the third quarter were 6% above the prior year period, reflecting higher royalties from increased sales of Ralph Lauren, Polo and Lauren products worldwide.

Gross Profit. Gross profit for the third quarter of Fiscal 2015 declined 1% to $1.2 billion. Gross profit margin of 57.0% was 120 basis points lower than the comparable prior year period, due to mix impacts, a more promotional U.S. marketplace and unfavorable foreign currency effects.

Operating Expenses. Operating expenses of $844 million in the third quarter were 1% above the prior year period. Operating expense rate of 41.5% was 10 basis points lower than the third quarter of Fiscal 2014 as incremental investments in global retail development, marketing and infrastructure were more than offset by disciplined operational management and lower restructuring and other charges.

Operating Income. Operating income declined 6% to $315 million in the third quarter of Fiscal 2015. Operating margin of 15.5% was 110 basis points below the prior year due to the lower gross profit margin.

—	Wholesale Operating Income. Wholesale operating income of $207 million was 5% below the prior year period. Wholesale operating margin declined 120 basis points to 24.7% due to product mix impacts.

—
Retail Operating Income. Retail operating income of $194 million in the third quarter of Fiscal 2015 was 12% lower than the prior year period. Retail operating margin declined 260 basis points to 16.9% due to a more promotional U.S. marketplace and increased expenses associated with the Company’s global store and e-commerce development efforts.

—	Licensing Operating Income. Licensing operating income of $42 million increased 7% from the prior year period, consistent with the increase in licensing revenues.

Net Income and Diluted EPS. Net income for the third quarter of Fiscal 2015 was $215 million, 9% lower than the $237 million achieved in the comparable period of Fiscal 2014, and net income per diluted share declined 6% to $2.41 from $2.57 for the same time period. The decline in net income and net income per diluted share was principally the result of lower operating income and a higher effective tax rate of 29% compared to 27% in the third quarter of Fiscal 2014.

Third Quarter Fiscal 2015 Balance Sheet and Cash Flow Review

The Company ended the third quarter with $1.4 billion in cash and investments, or $1.0 billion in cash and investments net of debt ("net cash"), compared to $1.4 billion in cash and investments and $1.1 billion in net cash at the end of the third quarter of Fiscal 2014. The third quarter ended with inventory of $1.2 billion compared to $1.1 billion in the comparable prior year period.

The Company had $124 million in capital expenditures in the third quarter of Fiscal 2015 compared to $81 million in the prior year period. The Company repurchased approximately 0.5 million shares of Class A Common Stock during the third quarter, utilizing $100 million of its share repurchase authorization and bringing year-to-date repurchases to $350 million. Approximately $230 million remains available for future share repurchases.

Global Retail Store Network

The Company ended the third quarter of Fiscal 2015 with 470 directly operated stores, comprised of 148 Ralph Lauren stores, 65 Club Monaco stores and 257 Polo factory stores. The Company also operated 504 concession shop locations worldwide at the end of the third quarter. In addition to Company-operated locations, international licensing partners operated 71 Ralph Lauren stores and 23 dedicated shops, as well as 114 Club Monaco stores and shops at the end of the third quarter.

Fiscal 2015 Outlook

In the fourth quarter of Fiscal 2015, the Company expects consolidated net revenues to increase at a mid-single digit rate in constant currency. Based on current rates, the net negative impact from foreign currency translation is estimated at approximately 550 basis points. Operating margin for the fourth quarter of Fiscal 2015 is expected to be 250-300 basis points below the comparable prior year period, reflecting relatively equal pressure from the gross margin and operating expenses. The fourth quarter tax rate is estimated at 31%-32%.

Based on the third quarter results and incrementally unfavorable foreign currency movements, the Company is adjusting its outlook for Fiscal 2015. The Company now expects consolidated net revenues for Fiscal 2015 to increase by approximately 4% in constant currency. Based on current rates, the net negative impact from foreign currency translation is estimated at approximately 200 basis points. The revised revenue outlook compares to the Company’s previous expectation of 5%-7% growth. The Fiscal 2015 operating margin is now estimated to be approximately 170-190 basis points below Fiscal 2014’s level, which compares to a prior expectation of a 100-125 basis point decline. The full year Fiscal 2015 tax rate continues to be estimated at 30%. Based on current rates, foreign exchange is expected to have a negative impact on the Company’s sales and profits in Fiscal 2016.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, February 4, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4799. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Third Quarter Fiscal 2015 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Wednesday, February 4, 2015 through 6:00 P.M. Eastern, Wednesday, February 11, 2015 by dialing 203-369-3606 and entering passcode 1035.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 47 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Lauren by Ralph Lauren, RRL, RLX, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Fiscal 2015 Outlook” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel; our ability to successfully implement our anticipated growth strategies and to capitalize on our repositioning initiatives in certain merchandise categories; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact of global economic conditions and domestic and foreign currency fluctuations on the Company, the global economy and the consumer marketplace and our ability to access sources of liquidity; the impact of the volatile state of the global economy or consumer preferences on purchases of premium lifestyle products that we sell and our ability to forecast consumer demand; changes in the competitive marketplace and in our commercial relationships; risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world; our ability to continue to expand our business internationally; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including tariffs and trade controls, raw materials prices and labor costs); changes in our effective tax rates or credit profile and ratings within the financial community; changes in our relationships with department store customers and licensing partners; the potential impact on our operations and on our customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	December 27,	March 29,	December 28,
	2014	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$763	$797	$882
Short-term investments	644	488	533
Accounts receivable, net of allowances	416	588	425
Inventories	1,211	1,020	1,117
Income tax receivable	60	62	32
Deferred tax assets	149	150	125
Prepaid expenses and other current assets	276	224	228
Total current assets	3,519	3,329	3,342
Property and equipment, net	1,454	1,322	1,299
Deferred tax assets	49	39	21
Goodwill	917	964	958
Intangible assets, net	273	299	305
Other non-current assets	132	137	135
Total assets	$6,344	$6,090	$6,060
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$113	$-	$-
Accounts payable	229	203	207
Income tax payable	132	77	49
Accrued expenses and other current liabilities	784	690	728
Total current liabilities	1,258	970	984
Long-term debt	300	300	300
Non-current liability for unrecognized tax benefits	112	132	122
Other non-current liabilities	599	654	620
Total liabilities	2,269	2,056	2,026
Equity:
Common stock	1	1	1
Additional paid-in-capital	2,089	1,979	1,952
Retained earnings	5,706	5,257	5,144
Treasury stock, Class A, at cost	(3,699)	(3,317)	(3,167)
Accumulated other comprehensive income (loss)	(22)	114	104
Total equity	4,075	4,034	4,034
Total liabilities and equity	$6,344	$6,090	$6,060

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	December 27,	December 28,
	2014	2013

Wholesale net sales	$837	$840
Retail net sales	1,149	1,130
Net sales	1,986	1,970
Licensing revenue	47	45
Net revenues	2,033	2,015
Cost of goods sold(a)	(874)	(843)
Gross profit	1,159	1,172
Selling, general, and administrative expenses(a)	(837)	(815)
Amortization of intangible assets	(6)	(9)
Restructuring and other charges	(1)	(14)
Total other operating expenses, net	(844)	(838)
Operating income	315	334
Foreign currency losses	(8)	(4)
Interest expense	(3)	(4)
Interest and other income, net	-	-
Equity in losses of equity-method investees	(3)	(2)
Income before provision for income taxes	301	324
Provision for income taxes	(86)	(87)
Net income	$215	$237
Net income per share - Basic	$2.44	$2.62
Net income per share - Diluted	$2.41	$2.57
Weighted average shares outstanding - Basic	88.1	90.1
Weighted average shares outstanding - Diluted	89.0	91.8
Dividends declared per share	$0.45	$0.45
(a) Includes total depreciation expense of:	$(72)	$(58)

CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Nine Months Ended
	December 27,	December 28,
	2014	2013

Wholesale net sales	$2,488	$2,503
Retail net sales	3,115	2,953
Net sales	5,603	5,456
Licensing revenue	132	127
Net revenues	5,735	5,583
Cost of goods sold(a)	(2,401)	(2,323)
Gross profit	3,334	3,260
Selling, general, and administrative expenses(a)	(2,463)	(2,327)
Amortization of intangible assets	(19)	(28)
Gain on acquisition of Chaps	-	16
Restructuring and other charges	(7)	(16)
Total other operating expenses, net	(2,489)	(2,355)
Operating income	845	905
Foreign currency losses	(14)	(9)
Interest expense	(12)	(16)
Interest and other income, net	4	4
Equity in losses of equity-method investees	(9)	(7)
Income before provision for income taxes	814	877
Provision for income taxes	(236)	(254)
Net income	$578	$623
Net income per share - Basic	$6.53	$6.89
Net income per share - Diluted	$6.46	$6.74
Weighted average shares outstanding - Basic	88.5	90.4
Weighted average shares outstanding - Diluted	89.5	92.4
Dividends declared per share	$1.35	$1.25
(a) Includes total depreciation expense of:	$(200)	$(165)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended December 27, 2014 and December 28, 2013 for each segment were as follows:

	Three Months Ended		Nine Months Ended
	December 27,	December 28,	December 27,	December 28,
	2014	2013	2014	2013

Net revenues:
Wholesale	$837	$840	$2,488	$2,503
Retail	1,149	1,130	3,115	2,953
Licensing	47	45	132	127
Total net revenues	$2,033	$2,015	$5,735	$5,583
* Operating income:
Wholesale	$207	$217	$634	$667
Retail	194	221	499	521
Licensing	42	40	120	115
	443	478	1,253	1,303

Unallocated corporate expenses	(127)	(130)	(401)	(398)
Gain on acquisition of Chaps	-	-	-	16
Unallocated restructuring and other charges	(1)	(14)	(7)	(16)
Total operating income	$315	$334	$845	$905

*
During the fourth quarter of Fiscal 2014, the Company changed the manner in which it allocates certain costs for management reporting due to strategic changes it implemented to globalize certain functions that will position the Company for future growth. These changes included realigning certain costs between segments and retaining other costs at the corporate level for some of the Company's global functions. Management believes these changes allow for a better representation of segment profitability and are aligned with how segment performance is assessed. This expense realignment did not result in a change to the Company’s reportable segments. However, as a result of these changes, the Company determined that it is more appropriate to retain certain previously allocated corporate expenses within its corporate unallocated expenses. All prior period segment information has been recast to reflect the change in the Company’s segment measurement on a comparable basis. This recast had no impact on the Company’s consolidated financial statements in any period.

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended December 27, 2014 % Change		Nine Months Ended December 27, 2014 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	(2%)	0%	0%	1%

Operating Segment Data

	Three Months Ended		% Change
	December 27, 2014	December 28, 2013	As Reported	Constant Currency
Wholesale net sales	$837	$840	(0.4%)	1.5%
Retail net sales	1,149	1,130	1.7%	4.5%
Net sales	1,986	1,970	0.8%	3.2%
Licensing revenue	47	45	6.1%	6.1%
Net revenues	$2,033	$2,015	0.9%	3.3%

	Nine Months Ended		% Change
	December 27, 2014	December 28, 2013	As Reported	Constant Currency
Wholesale net sales	$2,488	$2,503	(0.6%)	(0.1%)
Retail net sales	3,115	2,953	5.5%	5.9%
Net sales	5,603	5,456	2.7%	3.2%
Licensing revenue	132	127	3.9%	3.9%
Net revenues	$5,735	$5,583	2.7%	3.2%

Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

SOURCE: Ralph Lauren Corporation
Investor Relations
James Hurley, 212-813-7862

Or

Corporate Communications
Malcolm Carfrae, 212-583-2262